Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES THIRD QUARTER 2010 RESULTS

Ocala, FL…September 14, 2010—Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its third quarter ended July 31, 2010. Sales for the third quarter of 2010 were up 41% to $4,351,040 as compared to $3,082,551 recorded in third quarter of 2009. Income from operations for the third quarter of 2010 was $27,229 versus loss of $299,019 in the same period a year ago. Net loss after taxes was $132,546 as compared to income of $21,862 for the same period last year. The net loss after taxes of $132,546 for the third quarter of 2010 came after deducting $352,995 in non-cash losses for our investment in two retirement community limited partnerships and included a tax benefit of $102,133. Loss for the third quarter of 2010 was ($0.03) per share compared to income of $.01 per diluted share last year.

For the first nine months of fiscal 2010, sales were up 26% to $11,352,443 as compared to sales of $9,032,850 in the first nine months of 2009. Loss from operations for the first nine months of 2010 was $621,292 versus loss of $1,703,084 in the first nine months of 2009. Net loss after taxes was $671,920 compared to loss of $607,726 for the same nine month period last year. The net loss after taxes of $671,920 for the first nine months of 2010 came after deducting $803,044 in non-cash losses for our investment in two retirement community limited partnerships. Loss for the first nine months of 2010 was ($0.17) per share compared to loss of ($0.15) per share last year.

Nobility’s financial position during third quarter of 2010 remains strong with cash and cash equivalents, short and long-term investments of $10,460,210 and no outstanding debt. Working capital is $25,360,430 and our ratio of current assets to current liabilities is 21.6:1. Stockholders’ equity is $40,751,380 and the book value per share of common stock is $10.05. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

Terry Trexler, President stated, “Sales and operations for the third quarter of 2010, were adversely impacted by our country’s severe economic uncertainty and the low manufactured housing shipments in Florida, plus the overall weakness in Florida and the nation’s housing market. Industry shipments in Florida for the period November 2009 through July 2010 were up approximately 18% from the same period last year. Lack of retail and wholesale financing, increasing unemployment and home foreclosures, slow sales of existing site-built homes, very low consumer confidence and a poor economic outlook for the U.S. economy are just a few of the challenges our country, our industry, and the Company faced.

Management understands that during these very challenging economic times, maintaining the Company’s strong financial position is vital for future growth and success. Because of deteriorating business conditions and the lack of any clarity that today’s economic challenges will improve significantly, the Company will continue to evaluate Prestige’s fourteen retail model centers in Florida, along with all expenses within the Company and react in a manner consistent with maintaining our financial position.

Although the overall housing picture, financial market and economy have not improved significantly during the past nine months and the immediate outlook for the manufactured housing industry in Florida and the nation is uncertain, the long-term demographic trends still favor future growth in the Florida market area we serve. Job formation, immigration growth and migration trends, plus consumers returning to more affordable housing should favor Florida. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and, because of the financial operating leverage inherent in the Company, we expect to out-perform the industry. For the remainder of fiscal 2010, the country must experience a better economy with less uncertainty, improved sales in the existing home market, declining unemployment, continued low interest rates, improving credit markets, increased consumer confidence and more retail financing for the demand of our affordable homes to improve.

The Company invested as a limited partner in two new Florida retirement manufactured home communities in fiscal year 2008. Although these investments will report non-cash losses in the initial fill-up stage, management believes that the new attractive and affordable manufactured home communities for senior citizens will be a growth area for Florida in the future.”

Nobility Homes, Inc. has specialized for 44 years in the design and production of quality, affordable manufactured homes at its plant located in central Florida. With fourteen Company retail sales centers, a finance company joint venture, an insurance subsidiary, and an investment in two new affordable retirement manufactured home communities, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT TERRY OR TOM TREXLER @ 800-476-6624 EXT 221 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Consolidated Balance Sheets

(Unaudited)

	July 31, 2010	October 31, 2009
Assets
Current assets:
Cash and cash equivalents	$5,743,495	$3,995,167
Short-term investments	2,483,643	3,855,905
Accounts receivable	1,307,255	963,032
Inventories	16,224,852	15,679,969
Income tax receivable	202,688	976,130
Prepaid expenses and other current assets	385,277	362,161
Deferred income taxes	242,141	279,818

Total current assets	26,589,351	26,112,182

Property, plant and equipment, net	3,982,289	4,138,336
Long-term investments	2,233,072	2,252,419
Other investments	5,782,901	6,599,846
Deferred income taxes	950,255	572,099
Other assets	2,442,433	2,397,793

Total assets	$41,980,301	$42,072,675

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$99,077	$91,636
Accrued compensation	26,407	62,610
Accrued expenses and other current liabilities	186,866	240,539
Customer deposits	916,571	410,578

Total current liabilities	1,228,921	805,363

Commitments and contingent liabilities

Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	10,444,982	10,331,168
Retained earnings	39,225,991	39,897,911
Accumulated other comprehensive income (loss)	95,609	53,435
Less treasury stock at cost, 1,308,763 in 2010 and 2009	(9,551,693)	(9,551,693)

Total stockholders’ equity	40,751,380	41,267,312

Total liabilities and stockholders’ equity	$41,980,301	$42,072,675

NOBILITY HOMES, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009

Net sales	$4,351,040	$3,082,551	$11,352,443	$9,032,850

Cost of goods sold	(3,417,870)	(2,396,635)	(9,024,837)	(7,121,675)

Gross profit	933,170	685,916	2,327,606	1,911,175

Selling, general and administrative expenses	(905,941)	(984,935)	(2,948,898)	(3,614,259)

Operating Income (loss)	27,229	(299,019)	(621,292)	(1,703,084)

Other income (loss):
Interest income	65,566	64,380	194,911	279,218
Equity in earnings in joint venture - Majestic 21	3,695	45,426	15,099	137,159
Earnings from finance revenue sharing agreement	—	—	—	157,700
Equity in losses from investments in retirement community limited partnership	(352,995)	(85,306)	(803,044)	(273,343)
Miscellaneous	21,826	17,521	45,844	31,206

Total other income (loss)	(261,908)	42,021	(547,190)	331,940

Loss before provision for income taxes	(234,679)	(256,998)	(1,168,482)	(1,371,144)

Income tax benefit	102,133	278,860	496,562	763,418

Net income (loss)	(132,546)	21,862	(671,920)	(607,726)

Other comprehensive income (loss), net of tax:
Unrealized investment gain (loss)	(5,280)	58,716	42,175	52,351

Comprehensive income (loss)	$(137,826)	$80,578	$(629,745)	$(555,375)

Weighed average number of shares outstanding:
Basic	4,056,144	4,056,144	4,056,144	4,066,886
Diluted	4,056,144	4,057,917	4,056,144	4,066,886

Income (loss) per share:
Basic	$(0.03)	$0.01	$(0.17)	$(0.15)
Diluted	$(0.03)	$0.01	$(0.17)	$(0.15)

Cash dividends paid per common share	$—	$—	$—	$0.25